CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of PhyMatrix Corp. on Form S-3 of our report dated March 13, 1998, except for Note 21, for which the date is April 9, 1998, on our audits of the consolidated financial statements and financial statement schedule of PhyMatrix Corp. as of January 31, 1998 and 1997, and for the years then ended, and the combined financial statements for the year ended December 31, 1995, which report is included in the Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."


                                    /s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
October 29, 1998